Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 16, 2012, except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive income as described in Note 1, as to which the date is July 30, 2012, in Amendment No. 9 to the Registration Statement (Form S-1 No. 333-175393) and related Prospectus of Silver Spring Networks, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

November 30, 2012